Exhibit 10.1

Tamboran Resources Corporation
Suite 01, Level 39, Tower One, International Towers, Sydney
100 Barangaroo Avenue, Barangaroo, New South Wales, Australia

October 15, 2025

Richard Stoneburner
Sent Via Email
Dear Dick:
This letter sets forth the understanding by and between you and Tamboran Resources Corporation (the “Company”), regarding the terms of your service as Interim Chief Executive Officer, reporting directly to the Board of Directors (the “Board”) of the Company. The Board greatly appreciates your willingness to assist the Company, providing your considerable executive experience and expertise leading the Company during this critical period. As Interim Chief Executive Officer, you will be engaged on a full-time basis and shall have such duties, responsibilities and authorities customarily associated with such position or as are otherwise agreed by you and the Company. Your service with the Company will be “at will,” and either you or the Company may terminate your service as Interim Chief Executive Officer at any time for any reason, with or without cause. The following delineates the terms of your service:

•Term: The term of your service as Interim Chief Executive Officer commenced on July 28, 2025 (the “Start Date”) and will run through the earlier of (i) the six-month anniversary of the Start Date and (ii) the date the Company hires a replacement Chief Executive Officer (the “Term”), or such other date as mutually determined by you and the Company. For clarity, during the Term, you shall continue to serve as the Chairman of the Board.
•Compensation: As the sole compensation for your services as Interim Chief Executive Officer, subject to approval by the Board and, to the extend required by ASX rules, the Company’s shareholders, the Company will grant you an award of 27,251shares of the Company’s Common Stock (with such number of shares calculated by dividing $500,000 by the 5-day volume weighted average price of the Company’s common stock for the 5-day period ending July 28, 2025(the “Share Award”). The Share Award shall be granted under and subject to the terms and conditions of the Company’s 2024 Equity Award Plan, and shall be fully vested as of the date of grant.

•Expenses: During the Term, the Company agrees to reimburse all reasonable business expenses incurred by you consistent with the Company’s policies regarding reimbursement in the performance of your duties as Interim Chief Executive Officer.

This letter contains the entire agreement with regard to the subject matter hereof and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between you and the Company relating to the subject matter hereof. This letter and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Texas and, where applicable, the laws of the United States, in each case, without reference to conflicts of law principles that would result in the application of the laws of another jurisdiction. The Company shall be entitled to withhold from any amounts payable to you hereunder all federal, state, city or other taxes or deductions that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation. This Letter may not be altered, modified, or amended except by written instrument signed by the parties hereto.

Please acknowledge your acceptance of the terms of this letter by signing below and returning a signed copy of this letter within five days of the date of this letter.

Sincerely,

TAMBORAN RESOURCES CORPORATION

/s/ Rohan Vardaro
Name: Rohan Vardaro
Title:    Secretary

AGREED AND ACCEPTED:

/s/ Richard Stoneburner
Richard Stoneburner

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